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Exhibit 10.1

AMENDMENT NO. 1 TO
EDISON MISSION HOLDINGS CO. AND SUBSIDIARIES
"HOMER CITY"
TAX ALLOCATION AGREEMENT

        This AMENDMENT NO. 1 (this "Amendment") is made and entered into effective as of March 31, 2006, by and among Edison Mission Holdings Co., a Delaware corporation ("EMHC"), Mission Energy Westside, Inc., a Delaware corporation ("MEW"), Chestnut Ridge Energy Company, a Delaware corporation ("Chestnut Ridge"), Edison Mission Finance Co., a Delaware corporation ("FinanceCo"), Homer City Property Holdings, Inc., a Delaware corporation ("PropertyCo"), and EME Homer City Generation L.P., a Pennsylvania limited partnership ("EME Homer City") (collectively, EMHC, MEW, Chestnut Ridge, FinanceCo, PropertyCo and EME Homer City are referred to as the "Homer City Subgroup", and individually referred to as "Subgroup Members").

        WHEREAS, the Subgroup Members entered into that certain Tax Allocation Agreement dated as of January 1, 2002 (the "Tax Allocation Agreement") addressing the computation of all tax liabilities due and owing among the Subgroup Members with regard to taxable periods beginning on or after January 1, 2002, as well as for computations for prior taxable periods.

        WHEREAS, the Subgroup Members desire to amend the Tax Allocation Agreement upon and subject to the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the premises and the agreements contained herein, the Parties agree as follows:

        1.     Amendments to the Tax Allocation Agreement. Section 2 of the Tax Allocation Agreement is hereby amended and restated in its entirety as follows:

        "a.   In General. For each taxable period for which this Agreement is applicable, federal income tax or state combined or consolidated income tax liabilities will be allocated at least quarterly in the manner outlined in Section 1 above. Payments of federal or state tax liabilities by each Subgroup Member shall be made of its allocated portion of the Homer City Subgroup tax liability as computed under Section 1 above, net of any Separate Benefits computed under Section 2b. below for such Subgroup, either by legal offset of intercompany accounts or by payment in cash upon demand by EMHC, at the dates payment is due under that certain Edison Mission Energy and Subsidiaries Tax Allocation Agreement, dated as of even date herewith (the "EME and Subsidiaries Tax Allocation Agreement"), provided that such payments are consistent with and are not limited by debt financing restrictions and covenants and, provided, further, with respect to EME Homer City, to the extent legal offset of intercompany accounts is not available and in lieu of payment in cash upon demand by EMHC, so long as the Loan Conditions (as defined below) are satisfied, EME Homer City may satisfy the amount of its allocated portion of the Homer City Subgroup tax liability by requesting that, and EME Homer City hereby requests that until written notice is provided by EME Homer City to the other parties hereto otherwise, such amount be deemed a loan under that certain Amended and Restated Subordinated Revolving Loan Agreement dated as of December    , 2003 (as amended or modified, the "Loan Agreement") between EME Homer City and FinanceCo. in which case (i) a Revolving Loan (as defined in and subject to the terms and conditions of the Loan Agreement) shall be deemed to have been made for all purposes and (ii) FinanceCo shall make appropriate accounting entries to reflect the date and amount of such loan and send a confirmation of the same to EME Homer City.

        The "Loan Conditions" referred to above shall mean that (i) during the applicable tax period EME owns or owned, directly or indirectly, at least eighty percent (80%) of the outstanding ownership interests of EME Homer City and (ii) at the time of any loan request no payment default shall have occurred and be continuing under the Facility Lease Agreement, dated as of December 7, 2001, entered into by EME Homer City relating to the Homer City Generation Station located in the Commonwealth of Pennsylvania.

        b.     Assignment of Separate Benefits. For each taxable period for which this Agreement is applicable, but not less than on an annual basis, any allocated Separate Benefit, or rights to a future Separate Benefit under Section 1a. shall be assigned, distributed or transferred by one Subgroup Member to another in payment of interest or principal on intercompany subordinated debt, whether or not the Separate Benefit is currently payable or allocable under the "Wait and See" method described in Section 1a. above. Such transactions may be undertaken as necessary to facilitate the legal offsetting of intercompany payables or receivables for efficient administration of tax and financial accounting.

        c.     Netting of Intercompany Tax Payables/Receivables. From time to time, but not less than on an annual basis, any Separate Liability or Separate Benefit payable or receivable arising under this Agreement currently due, recognized and owed within the Homer City Subgroup among Subgroup Members shall be legally offset against one other, or against other intercompany payables or receivables, to facilitate the efficient administration of tax and financial accounting. Separate Benefits may be offset against Separate Liabilities whether or not the Separate Benefit is currently payable or allocable under the "Wait and See" method described in Section 1a. above.

        d.     Taxable Periods Through December 31, 2005. For each taxable period for which this Agreement is applicable through December 31, 2005, EME Homer City hereby requests that the amount of EME Homer City's allocated portion of the Homer City Subgroup tax liability for all such taxable periods, to the extent not previously the subject of legal offset of intercompany accounts, be deemed a Revolving Loan in accordance with the terms and conditions set forth in Section 2a. of this Agreement."

        2.     Full Force and Effect. Except as provided in this Amendment, the Tax Allocation Agreement shall remain unchanged and in full force and effect.

        3.     Governing Law. This Amendment shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

        4.     Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which when executed and delivered to the other Parties shall constitute one and same instrument.

* * *

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Tax Allocation Agreement as of the date first written above.

EDISON MISSION HOLDINGS CO.
By	/s/ Mark Clarke Mark Clarke, Vice President and Controller
MISSION ENERGY WESTSIDE, INC.
By	/s/ Steven D. Eisenberg Steven D. Eisenberg, Vice President
CHESTNUT RIDGE ENERGY COMPANY
By	/s/ Mark Clarke Mark Clarke, Vice President and Controller
EDISON MISSION FINANCE CO.
By	/s/ Steven D. Eisenberg Steven D. Eisenberg, Vice President
HOMER CITY PROPERTY HOLDINGS, INC.
By	/s/ Mark Clarke Mark Clarke, Vice President and Controller
EME HOMER CITY GENERATION L.P.
By:	Mission Energy Westside, Inc.
Its:	General Partner
By	/s/ Steven D. Eisenberg Steven D. Eisenberg, Vice President

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AMENDMENT NO. 1 TO EDISON MISSION HOLDINGS CO. AND SUBSIDIARIES "HOMER CITY" TAX ALLOCATION AGREEMENT